UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 1, 2008

Date of Report (Date of earliest event reported)

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33612	20-3289482
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 970-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 1, 2008, the Board of Directors of Monotype Imaging Holdings Inc. (the “Company”) appointed Alex N. Braverman, age 48, Vice President of Finance and principal accounting officer of the Company. From October 2005 until he joined the Company in November 2007, Mr. Braverman was the Vice President, Chief Accounting Officer and Corporate Controller at Mercury Computer Systems, a supplier of real-time image and digital signal processing computer systems. From February 1999 until September 2005, he was Vice President, Chief Accounting Officer and Corporate Controller of NMS Communications Corporation, a provider of technologies and solutions for converged and mobile networks. Mr. Braverman holds a bachelor’s degree in economics from Framingham State College and a master’s degree in business administration from Bentley College.

On January 3, 2008, the Company entered into an Employment Agreement with Mr. Braverman to serve as Vice President of Finance of the Company. Mr. Braverman received a bonus of $10,000 upon the commencement of his employment and will receive an annual base salary of $205,000. He is also entitled to participate in any bonus or other performance-based plan available to our other senior executive officers. His annual bonus in subsequent years will be determined by the Company, based upon a combination of Company and individual performance goals and targets established by the Company. In addition, Mr. Braverman is entitled to participate in any and all medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits, including option plans, that may be available to our other senior executive officers. Mr. Braverman’s employment agreement requires him to refrain from competing with us and from hiring our employees for a period of two years following the termination of his employment with us for any reason, except that such period shall only last for one year in the event that he terminates his employment for good reason or if he is terminated by us without cause.

Mr. Braverman’s employment agreement automatically renews for successive one-year periods unless either we or Mr. Braverman gives 30 days’ prior written notice of termination. In the event that Mr. Braverman’s employment is terminated by the Company without cause or by Mr. Braverman for “good reason” (as such term is defined in the Employment Agreement), then Mr. Braverman is entitled to receive his base salary and all medical and health benefits for 12 months following the termination date.

The above description of the Employment Agreement is a summary and is qualified in its entirety by the Employment Agreement itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with his employment by the Company, Mr. Braverman was awarded 13,559 restricted shares of the Company’s common stock pursuant to the Company’s 2007 Stock Option and Incentive Plan (the “Plan”) and the Company’s standard restricted stock agreement and a nonqualified stock option to purchase 21,483 shares of the Company’s common stock pursuant to the Plan and the Company’s standard nonqualified stock option agreement. These shares and options vest 25% on the first anniversary of the grant and quarterly thereafter during the following three years so long as he remains employed by the Company.

Other than the Employment Agreement which the Company entered into with Mr. Braverman, there is no arrangement or understanding pursuant to which Mr. Braverman was selected as Vice President of Finance and principal accounting officer and there are no family relationships between Mr. Braverman and the other directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year, Mr. Braverman has not had any transactions or currently proposed transactions in which Mr. Braverman was or is to be a participant in amounts greater than $120,000 and in which any related person had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between Alex Braverman and Monotype Imaging Inc., dated January 3, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MONOTYPE IMAGING HOLDINGS INC.

January 4, 2008	By:	/s/ Jacqueline D. Arthur
Jacqueline D. Arthur
Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)

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